Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, Nov. 1, 2021

MEDIA CONTACT:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Williams Reports Strong Quarterly Financial Results
Driven by Record Operational Performance;
Announces Another 2021 Guidance Increase

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and nine months ended Sept. 30, 2021.

Continued financial strength and stability drove performance across key metrics
•Net income of $164 million, or $0.13 per diluted share (EPS)
•Adjusted EPS of $0.34 per diluted share – up 26% from 3Q 2020
•Adjusted EBITDA of $1.420 billion – up $153 million or 12% from 3Q 2020
•Achieved record quarterly gathering volumes of 14 Bcf/d
•Achieved record quarterly contracted transmission capacity of 23.8 Bcf/d
•Debt-to-Adjusted EBITDA at quarter end of 4.04x, exceeding previous goal of 4.2x
•Increasing full-year 2021 Adjusted EBITDA guidance to $5.525 billion midpoint – up 8% over 2020
•Dividend coverage ratio of 2.17x (AFFO basis) for 3Q 2021
•Announced capital allocation strategy including opportunistic stock buyback program of up to $1.5 billion

Resilient natural gas business in position of growth; strategically aligned with lower-carbon energy future
•Executing significant portfolio of gas transmission growth projects driven by demand-pull customers
•Second phase of Leidy South project will be in full service in time for winter heating season
•Advancing G&P customer expansion project in Northeast and across other key basins
•Announced MOU with Ørsted to explore clean energy opportunities in the U.S.

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“We achieved exceptional results in the third quarter with Adjusted EBITDA up 12% compared to the same period last year, driven by growth across our three major business segments including another quarter of record gas gathering and transmission volumes, increased revenues from transmission projects and favorable NGL marketing margins. Given our robust performance to date and continued strong fundamentals, we are raising our 2021 financial guidance midpoint for the second time this year to a level that is now 8% above our 2020 performance.

"Our natural gas focused strategy and unmatched infrastructure continue to be called upon by customers to meet continued growing demand for clean energy. The second phase of our Leidy South expansion will be in full service ahead of schedule and in time for this winter’s heating season. In addition, we are executing on another 1.5 Bcf/d in high-return expansions along existing Transco and Gulfstream corridors, underscoring the long-term demand commitments of our customers.

"From an environmental perspective, our highly reliable natural gas transmission and storage networks are extremely well-positioned to continue displacing higher carbon fuels while supporting the growth of renewable energy and responsibly sourced natural gas for LNG export. In addition, we have further advanced 12 solar projects and we are pursuing emerging opportunities like a hydrogen hub near our assets in southwestern Wyoming. As we work to balance sustainability and climate goals with growing energy demand, Williams is playing a leading role in a clean energy future by leveraging our infrastructure, our expertise and our strategic relationships to develop pragmatic solutions to today’s energy challenges."

Williams Summary Financial Information	3Q				Year to Date
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2021		2020		2021		2020

GAAP Measures
Net Income	$164		$308		$893		$93
Net Income Per Share	$0.13		$0.25		$0.73		$0.08
Cash Flow From Operations	$834		$452		$2,806		$2,382

Non-GAAP Measures (1)
Adjusted EBITDA	$1,420		$1,267		$4,152		$3,769
Adjusted Net Income	$410		$333		$1,166		$951
Adjusted Earnings Per Share	$0.34		$0.27		$0.96		$0.78
Available Funds from Operations	$1,080		$863		$3,028		$2,655
Dividend Coverage Ratio	2.17	x	1.78	x	2.03	x	1.82	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	4.04	x	4.42	x
Capital Investments (3)	$469		$415		$1,206		$1,062

(1) Schedules reconciling Adjusted Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment (growth & maintenance capital), purchases of businesses, net of cash acquired, and purchases of and contributions to equity-method investments.

GAAP Measures

•Third-quarter 2021 net income decreased by $144 million compared to the prior year reflecting $46 million of higher joint venture earnings in the Northeast G&P segment, $37 million primarily from higher NGL prices in the West, $23 million of higher service revenues on Transco from expansion projects and $21 million of increased earnings from our new upstream operations, which was more than offset by a $277 million net unrealized loss in our Sequent business and higher operating and administrative expense. Beyond these business drivers there were also substantially offsetting increases in depreciation expense and decreases in the provision for income taxes.
•The net unrealized losses on derivatives include $277 million related to derivative contracts within the Sequent segment that are not designated as hedges for accounting purposes. Sequent can experience significant earnings volatility from the fair value accounting required for the derivatives used to hedge a portion of the economic value of the underlying transportation and storage portfolio. However, the unrealized fair value measurement gains and losses are offset by valuation changes in the economic value of the underlying transportation and storage portfolio, which is not accounted for on a fair value basis.
•Year-to-date 2021 net income improved by $800 million over the prior year, reflecting $190 million of higher commodity margins, $187 million of increased earnings from equity-method investments primarily within Northeast G&P, and $45 million of earnings from upstream operations acquired this year, partially offset by a $295 million change in net unrealized losses on derivatives, $69 million of higher depreciation and amortization expense and $79 million of higher operating and administrative costs. The improvement over last year also reflects the absence of $1.2 billion in pre-tax charges in 2020 related to impairments of equity-method investments, goodwill and goodwill at an equity investee, of which $65 million was attributable to noncontrolling interests. The provision for income taxes changed unfavorably by $289 million primarily due to higher pre-tax income.
•The severe winter weather impact in February 2021 and the associated effect on commodity prices is estimated to have had a net favorable impact on our pre-tax results of approximately $77 million, primarily within our commodity margins and results from upstream operations.
•Cash flow from operations for both the third quarter and year-to-date periods of 2021 increased as compared to 2020 primarily due to higher operating results exclusive of non-cash charges, higher distributions from equity-method investments and favorable changes in net working capital, partially offset by higher margin deposits associated with increasing derivative liabilities. Working capital changes compared to the prior year benefited from the absence of $284 million of rate refunds paid in 2020 associated with Transco's completed rate case.

Non-GAAP Measures

•Third-quarter 2021 Adjusted EBITDA increased by $153 million over the prior year, driven by the previously described benefits from upstream operations, $43 million higher proportional EBITDA from Northeast G&P equity-method investments, and higher commodity margins. These improvements were partially offset by higher operating and administrative costs.
•Year-to-date Adjusted EBITDA increased by $383 million over the prior year, driven by the previously described benefits from commodity margins and upstream operations, as well as $117 million higher proportional EBITDA from Northeast G&P equity-method investments. These improvements were partially offset by higher operating and administrative costs.
•Third-quarter 2021 Adjusted Income improved by $77 million over the prior year, while year-to-date Adjusted Income improved by $215 million. Increases for both comparative periods were driven by the previously described impacts to net income, adjusted to remove the effects of unrealized losses on derivatives, the absence of 2020 impairments, and accelerated depreciation on decommissioning assets.
•Third-quarter and year-to-date 2021 Available Funds From Operations increased by $217 million and $373 million, respectively, compared to the prior periods primarily due to higher operating results exclusive of non-cash charges and higher distributions from equity-method investments.

Business Segment Results & Form 10-Q

Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West, Sequent and Other. For more information, see the company's third-quarter 2021
Form 10-Q.

	Third Quarter						Year to Date
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	3Q 2021	3Q 2020	Change	3Q 2021	3Q 2020	Change	2021	2020	Change	2021	2020	Change
Transmission & Gulf of Mexico	$630	$616	$14	$630	$622	$8	$1,936	$1,893	$43	$1,938	$1,908	$30
Northeast G&P	442	387	55	442	396	46	1,253	1,126	127	1,253	1,129	124
West	276	247	29	293	245	48	822	715	107	839	713	126
Sequent	(281)	—	(281)	(2)	—	(2)	(281)	—	(281)	(2)	—	(2)
Other	38	(7)	45	57	4	53	91	8	83	124	19	105
Totals	$1,105	$1,243	($138)	$1,420	$1,267	$153	$3,821	$3,742	$79	$4,152	$3,769	$383

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico

•Third-quarter and year-to-date Modified and Adjusted EBITDA improved compared to the prior year, as higher service revenues related to recent expansion projects, commodity margins, and proportional EBITDA from equity-method investments were partially offset by reduced revenues associated with lower Gulf of Mexico volumes and higher operating and administrative costs.

Northeast G&P

•Third-quarter and year-to-date 2021 Modified and Adjusted EBITDA increased over the prior year driven by higher proportional EBITDA from equity-method investments associated with higher gathering volumes and the benefit of an increased ownership in Blue Racer Midstream, acquired in November 2020.
•Gross gathering volumes for third-quarter 2021, including 100% of operated equity-method investments, increased by 5% over the same period in 2020.

West

•Third-quarter 2021 Modified and Adjusted EBITDA improved compared to the prior year primarily due to higher commodity margins.
•Year-to-date 2021 Modified and Adjusted EBITDA increased over the prior year primarily due to an estimated $55 million net favorable impact from the February 2021 severe winter weather, $98 million of higher commodity margins, and lower operating and administrative costs. These favorable changes were partially offset by lower service revenues, primarily lower Barnett deferred revenue amortization and the absence of a deficiency fee, as well as lower proportional EBITDA from equity method investments driven by reduced transportation volumes on Overland Pass Pipeline.

Sequent

•Third-quarter and year-to-date 2021 Modified and Adjusted EBITDA reflect the results of this business acquired in July 2021. The Modified EBITDA loss was driven by $277 million of net unrealized losses on derivatives, which are excluded from Adjusted EBITDA. The related derivative contracts are not designated as hedges for accounting purposes. Sequent can experience significant earnings volatility from the fair value accounting required for the derivatives used to hedge a portion of the economic value of the underlying transportation and storage portfolio. However, the unrealized fair value measurement gains and losses are offset by valuation changes in the economic value of the underlying transportation and storage portfolio, which is not accounted for on a fair value basis.

Other

•Third-quarter and year-to-date 2021 Modified and Adjusted EBITDA improved compared to the prior year primarily due to oil and gas producing properties acquired this year. The year-to-date increase reflects an estimated $22 million attributable to the February 2021 severe winter weather.

2021 Financial Guidance

The company now expects 2021 Adjusted EBITDA between $5.5 billion and $5.55 billion, a $325 million midpoint increase from guidance originally issued in February 2021. Also, we are increasing Available Funds from Operations guidance to a range of $4.025 billion to $4.075 billion. The leverage ratio midpoint has been updated to ~4.0x versus ~4.25x prior for year-end 2021 and growth capex is reaffirmed at between $1 billion to $1.2 billion. Importantly, Williams expects to generate excess cash flow (available funds from operations less capital expenditures and dividends), allowing it to retain financial flexibility.

Williams' Third-Quarter 2021 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams' third-quarter 2021 earnings presentation will be posted at www.williams.com. The company’s third-quarter 2021 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, Nov. 2, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: https://event.on24.com/wcc/r/3404526/DA261E0446A7A8C1CD98B936760CDEC3

A webcast link to the conference call is available at www.williams.com. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

The Williams Companies, Inc.
Consolidated Statement of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Millions, except per-share amounts)
Revenues:
Service revenues	$1,506	$1,479	$4,418	$4,399
Service revenues – commodity consideration	64	40	164	93
Product sales	1,296	418	3,229	1,139
Net gain (loss) on commodity derivatives	(391)	(4)	(441)	(4)
Total revenues	2,475	1,933	7,370	5,627
Costs and expenses:
Product costs	1,043	380	2,672	1,047
Processing commodity expenses	28	21	67	49
Operating and maintenance expenses	409	336	1,148	993
Depreciation and amortization expenses	487	426	1,388	1,285
Selling, general, and administrative expenses	152	114	389	354
Impairment of goodwill	—	—	—	187
Other (income) expense – net	1	15	12	28
Total costs and expenses	2,120	1,292	5,676	3,943
Operating income (loss)	355	641	1,694	1,684
Equity earnings (losses)	157	106	423	236
Impairment of equity-method investments	—	—	—	(938)
Other investing income (loss) – net	2	2	6	6
Interest incurred	(295)	(298)	(892)	(898)
Interest capitalized	3	6	8	16
Other income (expense) – net	4	(23)	4	(14)
Income (loss) before income taxes	226	434	1,243	92
Less: Provision (benefit) for income taxes	53	111	313	24
Net income (loss)	173	323	930	68
Less: Net income (loss) attributable to noncontrolling interests	8	14	35	(27)
Net income (loss) attributable to The Williams Companies, Inc.	165	309	895	95
Less: Preferred stock dividends	1	1	2	2
Net income (loss) available to common stockholders	$164	$308	$893	$93
Basic earnings (loss) per common share:
Net income (loss)	$.14	$.25	$.74	$.08
Weighted-average shares (thousands)	1,215,434	1,213,912	1,215,113	1,213,512
Diluted earnings (loss) per common share:
Net income (loss)	$.13	$.25	$.73	$.08
Weighted-average shares (thousands)	1,217,979	1,215,335	1,217,558	1,214,757

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	September 30, 2021	December 31, 2020
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$214	$142
Trade accounts and other receivables	1,987	1,000
Allowance for doubtful accounts	(1)	(1)
Trade accounts and other receivables – net	1,986	999
Inventories	368	136
Other current assets and deferred charges	317	152
Total current assets	2,885	1,429
Investments	5,085	5,159
Property, plant, and equipment	43,900	42,489
Accumulated depreciation and amortization	(14,586)	(13,560)
Property, plant, and equipment – net	29,314	28,929
Intangible assets – net of accumulated amortization	7,481	7,444
Regulatory assets, deferred charges, and other	1,220	1,204
Total assets	$45,985	$44,165
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,674	$482
Accrued liabilities	1,242	944
Long-term debt due within one year	2,024	893
Total current liabilities	4,940	2,319
Long-term debt	20,338	21,451
Deferred income tax liabilities	2,233	1,923
Regulatory liabilities, deferred income, and other	4,555	3,889
Contingent liabilities and commitments
Equity:
Stockholders’ equity:
Preferred stock	35	35
Common stock ($1 par value; 1,470 million shares authorized at September 30, 2021 and December 31, 2020; 1,249 million shares issued at September 30, 2021 and 1,248 million shares issued at December 31, 2020)	1,249	1,248
Capital in excess of par value	24,425	24,371
Retained deficit	(13,361)	(12,748)
Accumulated other comprehensive income (loss)	(109)	(96)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)
Total stockholders’ equity	11,198	11,769
Noncontrolling interests in consolidated subsidiaries	2,721	2,814
Total equity	13,919	14,583
Total liabilities and equity	$45,985	$44,165

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$930	$68
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,388	1,285
Provision (benefit) for deferred income taxes	313	52
Equity (earnings) losses	(423)	(236)
Distributions from unconsolidated affiliates	574	466
Impairment of goodwill	—	187
Impairment of equity-method investments	—	938
Net unrealized gain (loss) from derivative instruments	317	—
Amortization of stock-based awards	60	39
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(538)	(18)
Inventories	(112)	(33)
Other current assets and deferred charges	(67)	(15)
Accounts payable	570	(77)
Accrued liabilities	67	(286)
Changes in current and noncurrent derivative assets and liabilities	(267)	(2)
Other, including changes in noncurrent assets and liabilities	(6)	14
Net cash provided (used) by operating activities	2,806	2,382
FINANCING ACTIVITIES:
Proceeds from (payments of) commercial paper – net	—	40
Proceeds from long-term debt	898	3,898
Payments of long-term debt	(887)	(3,836)
Proceeds from issuance of common stock	6	9
Common dividends paid	(1,494)	(1,456)
Dividends and distributions paid to noncontrolling interests	(135)	(147)
Contributions from noncontrolling interests	6	5
Payments for debt issuance costs	(7)	(20)
Other – net	(13)	(12)
Net cash provided (used) by financing activities	(1,626)	(1,519)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(957)	(938)
Dispositions – net	5	(30)
Contributions in aid of construction	46	27
Purchases of businesses, net of cash acquired	(126)	—
Proceeds from dispositions of equity-method investments	1	—
Purchases of and contributions to equity-method investments	(79)	(150)
Other – net	2	9
Net cash provided (used) by investing activities	(1,108)	(1,082)
Increase (decrease) in cash and cash equivalents	72	(219)
Cash and cash equivalents at beginning of year	142	289
Cash and cash equivalents at end of period	$214	$70
_____________
(1) Increases to property, plant, and equipment	$(1,001)	$(912)
Changes in related accounts payable and accrued liabilities	44	(26)
Capital expenditures	$(957)	$(938)

Transmission & Gulf of Mexico
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$692	$676	$686	$702	$2,756	$708	$693	$706	$2,107
Gathering, processing, and transportation revenues	99	78	85	86	348	86	90	74	250
Other fee revenues (1)	4	5	3	6	18	4	4	5	13
Commodity margins	3	1	4	4	12	8	7	8	23
Operating and administrative costs (1)	(184)	(189)	(192)	(192)	(757)	(198)	(197)	(215)	(610)
Other segment income (expenses) - net (1)	4	2	(8)	8	6	5	5	7	17
Impairment of certain assets	—	—	—	(170)	(170)	—	(2)	—	(2)
Proportional Modified EBITDA of equity-method investments	44	42	38	42	166	47	46	45	138
Modified EBITDA	662	615	616	486	2,379	660	646	630	1,936
Adjustments	7	2	6	158	173	—	2	—	2
Adjusted EBITDA	$669	$617	$622	$644	$2,552	$660	$648	$630	$1,938

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	13.8	12.0	12.8	13.2	12.9	14.1	13.1	13.8	13.7
Avg. daily firm reserved capacity (Tbtu)	17.7	17.5	18.0	18.2	17.9	18.6	18.3	18.7	18.5
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.6	1.9	1.8	2.5	2.2	2.8	2.2	2.0	2.3
Avg. daily firm reserved capacity (Tbtu)	3.9	3.9	3.9	3.8	3.8	3.8	3.8	3.8	3.8
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.2	1.2	1.3	1.1	1.2	1.0	1.2	1.3	1.2
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (2)
Gathering volumes (Bcf/d)	0.30	0.23	0.23	0.26	0.25	0.28	0.31	0.25	0.28
Plant inlet natural gas volumes (Bcf/d)	0.58	0.50	0.40	0.46	0.48	0.46	0.41	0.44	0.44
NGL production (Mbbls/d)	32	25	27	30	29	29	26	28	28
NGL equity sales (Mbbls/d)	5	4	5	5	5	7	5	6	6
Crude oil transportation volumes (Mbbls/d)	138	92	121	132	121	130	151	120	134
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.35	0.31	0.26	0.30	0.30	0.36	0.40	0.29	0.35
Plant inlet natural gas volumes (Bcf/d)	0.35	0.31	0.25	0.30	0.30	0.37	0.40	0.29	0.35
NGL production (Mbbls/d)	24	23	17	21	21	28	31	21	27
NGL equity sales (Mbbls/d)	5	8	4	6	6	9	7	6	8

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments.

Northeast G&P
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$312	$308	$332	$327	$1,279	$311	$315	$340	$966
Other fee revenues (1)	25	25	22	24	96	25	25	26	76
Commodity margins	1	1	1	1	4	3	—	(2)	1
Operating and administrative costs (1)	(87)	(86)	(85)	(84)	(342)	(89)	(86)	(94)	(269)
Other segment income (expenses) - net	(2)	(4)	(4)	1	(9)	(1)	(7)	(3)	(11)
Impairment of certain assets	—	—	—	(12)	(12)	—	—	—	—
Proportional Modified EBITDA of equity-method investments	120	126	121	106	473	153	162	175	490
Modified EBITDA	369	370	387	363	1,489	402	409	442	1,253
Adjustments	1	(7)	9	43	46	—	—	—	—
Adjusted EBITDA	$370	$363	$396	$406	$1,535	$402	$409	$442	$1,253

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.27	4.14	4.47	4.36	4.31	4.19	4.10	4.26	4.19
Plant inlet natural gas volumes (Bcf/d)	1.23	1.22	1.36	1.45	1.32	1.41	1.62	1.64	1.56
NGL production (Mbbls/d)	93	93	114	111	103	102	115	121	113
NGL equity sales (Mbbls/d)	2	2	2	2	2	1	1	—	1
Non-consolidated (3)
Gathering volumes (Bcf/d)	4.40	4.68	4.94	5.11	4.78	5.40	5.47	5.62	5.50

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and a portion of the Marcellus South Supply Hub within the Appalachia Midstream Services partnership.

West
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Gathering, processing, transportation, storage, and fractionation revenues	$299	$297	$288	$320	$1,204	$262	$278	$294	$834
Other fee revenues (1)	6	13	16	15	50	6	5	5	16
Commodity margins	3	29	30	23	85	128	44	63	235
Net unrealized gain (loss) from derivative instruments	(1)	1	(2)	2	—	—	(3)	(17)	(20)
Operating and administrative costs (1)	(115)	(111)	(108)	(105)	(439)	(106)	(114)	(105)	(325)
Other segment income (expenses) - net	(5)	—	(7)	—	(12)	—	(1)	9	8
Proportional Modified EBITDA of equity-method investments	28	24	30	28	110	25	22	27	74
Modified EBITDA	215	253	247	283	998	315	231	276	822
Adjustments	1	(1)	(2)	(6)	(8)	—	—	17	17
Adjusted EBITDA	$216	$252	$245	$277	$990	$315	$231	$293	$839

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	3.43	3.40	3.28	3.19	3.33	3.11	3.21	3.31	3.21
Plant inlet natural gas volumes (Bcf/d)	1.26	1.33	1.31	1.13	1.25	1.20	1.20	1.29	1.23
NGL production (Mbbls/d)	35	51	71	39	49	36	39	49	41
NGL equity sales (Mbbls/d)	12	25	34	18	22	13	16	19	16
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.20	0.24	0.28	0.30	0.25	0.27	0.30	0.28	0.29
Plant inlet natural gas volumes (Bcf/d)	0.20	0.23	0.28	0.29	0.25	0.27	0.30	0.28	0.28
NGL production (Mbbls/d)	17	23	26	26	23	24	32	32	29
NGL and Crude Oil Transportation volumes (Mbbls/d) (4)	227	142	156	147	168	85	101	119	102

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(4) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Sequent
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Commodity margins	$—	$—	$—	$—	$—	$—	$—	$9	$9
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	—	(277)	(277)
Operating and administrative costs	—	—	—	—	—	—	—	(12)	(12)
Other segment income (expenses) - net	—	—	—	—	—	—	—	(1)	(1)
Modified EBITDA	—	—	—	—	—	—	—	(281)	(281)
Adjustments	—	—	—	—	—	—	—	279	279
Adjusted EBITDA	$—	$—	$—	$—	$—	$—	$—	$(2)	$(2)

Statistics
Product Sales
Sales volumes (Bcf/day)	—	—	—	—	—	—	—	6.62	6.62

Capital Expenditures and Investments
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$185	$181	$192	$190	$748	$109	$209	$172	$490
Northeast G&P	46	41	32	38	157	40	46	41	127
West	72	80	93	65	310	33	76	49	158
Other	3	5	8	8	24	78	94	10	182
Total (1)	$306	$307	$325	$301	$1,239	$260	$425	$272	$957

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$1	$1	$34	$1	$37	$3	$6	$5	$14
Northeast G&P	27	30	47	174	278	11	24	30	65
West	2	5	3	—	10	—	—	—	—
Total	$30	$36	$84	$175	$325	$14	$30	$35	$79

Summary:
Transmission & Gulf of Mexico	$186	$182	$226	$191	$785	$112	$215	$177	$504
Northeast G&P	73	71	79	212	435	51	70	71	192
West	74	85	96	65	320	33	76	49	158
Other	3	5	8	8	24	78	94	10	182
Total	$336	$343	$409	$476	$1,564	$274	$455	$307	$1,036

Capital investments:
Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$308	$1,001
Purchases of businesses, net of cash acquired	—	—	—	—	—	—	—	126	126
Purchases of and contributions to equity-method investments	30	36	84	175	325	14	30	35	79
Total	$284	$363	$415	$423	$1,485	$277	$460	$469	$1,206

(1) Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$308	$1,001
Changes in related accounts payable and accrued liabilities	52	(20)	(6)	53	79	(3)	(5)	(36)	(44)
Capital expenditures	$306	$307	$325	$301	$1,239	$260	$425	$272	$957

Contributions from noncontrolling interests	$2	$2	$1	$2	$7	$2	$4	$—	$6
Contributions in aid of construction	$14	$5	$8	$10	$37	$19	$17	$10	$46
Proceeds from disposition of equity-method investments	$—	$—	$—	$—	$—	$—	$1	$—	$1

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2020					2021
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$(518)	$303	$308	$115	$208	$425	$304	$164	$893

Income (loss) - diluted earnings (loss) per common share (1)	$(.43)	$.25	$.25	$.09	$.17	$.35	$.25	$.13	$.73
Adjustments:
Transmission & Gulf of Mexico
Northeast Supply Enhancement project development costs	$—	$3	$3	$—	$6	$—	$—	$—	$—
Impairment of certain assets	—	—	—	170	170	—	2	—	2
Pension plan settlement charge	4	1	—	—	5	—	—	—	—
Adjustment of Transco’s regulatory asset for post-WPZ Merger state deferred income tax change consistent with filed rate case	2	—	—	—	2	—	—	—	—
Benefit of change in employee benefit policy	—	(3)	(6)	(13)	(22)	—	—	—	—
Reversal of costs capitalized in prior periods	—	—	10	1	11	—	—	—	—
Severance and related costs	1	1	(1)	—	1	—	—	—	—
Total Transmission & Gulf of Mexico adjustments	7	2	6	158	173	—	2	—	2
Northeast G&P
Share of early debt retirement gain at equity-method investment	—	(5)	—	—	(5)	—	—	—	—
Share of impairment of certain assets at equity-method investments	—	—	11	36	47	—	—	—	—
Pension plan settlement charge	1	—	—	—	1	—	—	—	—
Impairment of certain assets	—	—	—	12	12	—	—	—	—
Benefit of change in employee benefit policy	—	(2)	(2)	(5)	(9)	—	—	—	—
Total Northeast G&P adjustments	1	(7)	9	43	46	—	—	—	—
West
Pension plan settlement charge	1	—	—	—	1	—	—	—	—
Benefit of change in employee benefit policy	—	(1)	(2)	(6)	(9)	—	—	—	—
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	—	17	17
Total West adjustments	1	(1)	(2)	(6)	(8)	—	—	17	17
Sequent
Amortization of purchase accounting inventory fair value adjustment	—	—	—	—	—	—	—	2	2
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	—	277	277
Total Sequent adjustments	—	—	—	—	—	—	—	279	279
Other
Regulatory asset reversals from impaired projects	—	—	8	7	15	—	—	—	—
Expenses associated with Sequent acquisition and transition	—	—	—	—	—	—	—	3	3
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	4	16	20
Reversal of costs capitalized in prior periods	—	—	3	—	3	—	—	—	—
Pension plan settlement charge	—	—	—	1	1	—	—	—	—
Accrual for loss contingencies	—	—	—	24	24	5	5	—	10
Total Other adjustments	—	—	11	32	43	5	9	19	33
Adjustments included in Modified EBITDA	9	(6)	24	227	254	5	11	315	331
Adjustments below Modified EBITDA
Accelerated depreciation for decommissioning assets	—	—	—	—	—	—	20	13	33
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—	—
Impairment of goodwill (2)	187	—	—	—	187	—	—	—	—
Share of impairment of goodwill at equity-method investment	78	—	—	—	78	—	—	—	—
Allocation of adjustments to noncontrolling interests	(65)	—	—	—	(65)	—	—	—	—
	1,138	—	—	108	1,246	—	20	13	33
Total adjustments	1,147	(6)	24	335	1,500	5	31	328	364
Less tax effect for above items	(316)	8	1	(68)	(375)	(1)	(8)	(82)	(91)
Adjusted income available to common stockholders	$313	$305	$333	$382	$1,333	$429	$327	$410	$1,166
Adjusted income - diluted earnings per common share (1)	$.26	$.25	$.27	$.31	$1.10	$.35	$.27	$.34	$.96
Weighted-average shares - diluted (thousands)	1,214,348	1,214,581	1,215,335	1,216,381	1,215,165	1,217,211	1,217,476	1,217,979	1,217,558
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) Our partner's $65 million share of the first-quarter 2020 impairment of goodwill is reflected below in Allocation of adjustments to noncontrolling interests.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2020					2021
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available funds from operations"

Net cash provided (used) by operating activities	$787	$1,143	$452	$1,114	$3,496	$915	$1,057	$834	$2,806
Exclude: Cash (provided) used by changes in:
Accounts receivable	(67)	(18)	103	(16)	2	59	(9)	488	538
Inventories	(19)	28	24	(22)	11	8	50	54	112
Other current assets and deferred charges	(20)	33	2	(26)	(11)	6	50	11	67
Accounts payable	155	(391)	313	(70)	7	(38)	(56)	(476)	(570)
Accrued liabilities	150	86	50	23	309	116	(130)	(53)	(67)
Changes in current and noncurrent derivative assets and liabilities	—	4	(2)	2	4	6	25	236	267
Other, including changes in noncurrent assets and liabilities	(23)	39	(30)	15	1	10	(31)	27	6
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(2)
Dividends and distributions paid to noncontrolling interests	(44)	(54)	(49)	(38)	(185)	(54)	(41)	(40)	(135)
Contributions from noncontrolling interests	2	2	1	2	7	2	4	—	6
Available funds from operations	$920	$872	$863	$983	$3,638	$1,029	$919	$1,080	$3,028

Common dividends paid	$485	$486	$485	$485	$1,941	$498	$498	$498	$1,494

Coverage ratio:
Available funds from operations divided by Common dividends paid	1.90	1.79	1.78	2.03	1.87	2.07	1.85	2.17	2.03

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net income (loss)	$(570)	$315	$323	$130	$198	$435	$322	$173	$930
Provision (benefit) for income taxes	(204)	117	111	55	79	141	119	53	313
Interest expense	296	294	292	290	1,172	294	298	292	884
Equity (earnings) losses	(22)	(108)	(106)	(92)	(328)	(131)	(135)	(157)	(423)
Impairment of goodwill	187	—	—	—	187	—	—	—	—
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—	—
Other investing (income) loss - net	(3)	(1)	(2)	(2)	(8)	(2)	(2)	(2)	(6)
Proportional Modified EBITDA of equity-method investments	192	192	189	176	749	225	230	247	702
Depreciation and amortization expenses	429	430	426	436	1,721	438	463	487	1,388
Accretion expense associated with asset retirement obligations for nonregulated operations	10	7	10	8	35	10	11	12	33
Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$1,105	$3,821

Transmission & Gulf of Mexico	$662	$615	$616	$486	$2,379	$660	$646	$630	$1,936
Northeast G&P	369	370	387	363	1,489	402	409	442	1,253
West	215	253	247	283	998	315	231	276	822
Sequent	—	—	—	—	—	—	—	(281)	(281)
Other	7	8	(7)	(23)	(15)	33	20	38	91
Total Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$1,105	$3,821

Adjustments (1):

Transmission & Gulf of Mexico	$7	$2	$6	$158	$173	$—	$2	$—	$2
Northeast G&P	1	(7)	9	43	46	—	—	—	—
West	1	(1)	(2)	(6)	(8)	—	—	17	17
Sequent	—	—	—	—	—	—	—	279	279
Other	—	—	11	32	43	5	9	19	33
Total Adjustments	$9	$(6)	$24	$227	$254	$5	$11	$315	$331

Adjusted EBITDA:

Transmission & Gulf of Mexico	$669	$617	$622	$644	$2,552	$660	$648	$630	$1,938
Northeast G&P	370	363	396	406	1,535	402	409	442	1,253
West	216	252	245	277	990	315	231	293	839
Sequent	—	—	—	—	—	—	—	(2)	(2)
Other	7	8	4	9	28	38	29	57	124
Total Adjusted EBITDA	$1,262	$1,240	$1,267	$1,336	$5,105	$1,415	$1,317	$1,420	$4,152

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2021 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,277	$1,302	$1,327
Provision (benefit) for income taxes		440
Interest expense		1,175
Equity (earnings) losses		(545)
Proportional Modified EBITDA of equity-method investments		915
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		1,905
Other		(5)
Modified EBITDA	$5,162	$5,187	$5,212
EBITDA Adjustments		338
Adjusted EBITDA	$5,500	$5,525	$5,550

Net income (loss)	$1,277	$1,302	$1,327
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		50
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,227	$1,252	$1,277

Adjustments:
Adjustments included in Modified EBITDA (1) (2)		338
Adjustments below Modified EBITDA (1)		33
Allocation of adjustments to noncontrolling interests (1)		—
Total adjustments		371
Less tax effect for above items (1)		(93)
Adjusted income available to common stockholders	$1,505	$1,530	$1,555
Adjusted diluted earnings per common share	$1.24	$1.26	$1.28
Weighted-average shares - diluted (millions)		1,218

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$4,200	$4,225	$4,250
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(185)
Contributions from noncontrolling interests		13
Available funds from operations (AFFO)	$4,025	$4,050	$4,075
AFFO per common share	$3.30	$3.33	$3.35
Common dividends paid		$1,995
Coverage Ratio (AFFO/Common dividends paid)	2.02x	2.03x	2.04x

(1) See "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income"
for additional details.
(2) Includes fourth quarter amortization of Sequent purchase accounting inventory fair value adjustment of $7 million.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021, and our other periodic reports filed with the SEC.

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